Exhibit 3.1

Third Certificate of Amendment

of

Second Restated Certificate of Incorporation

of

RespireRx Pharmaceuticals Inc.

RespireRx Pharmaceuticals Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Third Certificate of Amendment (this “Certificate of Amendment”), which amends its Second Restated Certificate of Incorporation (as amended by the Certificate of Designation filed March 14, 2014 and the Certificate of Amendment filed April 17, 2014 and the Second Certificate of Amendment filed December 16, 2015, the “Certificate of Incorporation”), as described below, and does hereby further certify that:

1. The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein, and the Corporation’s stockholders duly adopted such amendment, all in accordance with the provisions of Section 242 of the DGCL.

2. Article Fourth of the Certificate of Incorporation is hereby amended by (i) amending and restating the first paragraph of such article in its entirety as follows:

 FOURTH: (A)(1) - AUTHORIZED CAPITAL. The total number of shares of capital stock which the Corporation has the authority to issue is 70,000,000 consisting of 65,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

(ii) adding the following paragraph to succeed the first paragraph of such article and to precede the current second paragraph of such article:

(2) Effective as of the close of business, Eastern Time, on the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each three hundred twenty five (325) outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, shall automatically and without any action on the part of the respective holders thereof be exchanged and combined into one (1) share of Common Stock, par value $0.001 per share. No fractional shares shall be issued in connection with the exchange. Any fractional shares resulting from the reverse stock split will not be issued but will be paid out in cash (without interest or deduction) in an amount equal to the number of shares exchanged into such fractional share multiplied by the average closing trading price of our common stock on the OTCQB for the five trading days immediately before the Effective Time.”

and (iii), changing the paragraph number at the beginning of the subsequent paragraph from “(2)” to “(3)”.

3. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

By:	/s/ Jeff Margolis
Name:	Jeff Margolis
Title:	Vice President, Treasurer and Secretary